Exhibit 99

RESIDEO ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

AUSTIN, Texas, Nov. 5, 2020 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today announced financial and operating results for the third quarter ended Sept. 26, 2020.

Highlights

-	Net revenue of $1.4 billion, up 11% from $1.2 billion in the third quarter 2019

-	Operating profit of $131 million, compared to operating profit of $59 million in the third quarter 2019

-	Net income of $75 million, compared to net income of $8 million in the third quarter 2019

-	Adjusted EBITDA[1] of $188 million, up 65% from $114 million in the third quarter 2019

-	Cash provided by operating activities of $21 million in the third quarter 2020

Third Quarter 2020 Performance

Consolidated revenue of $1.4 billion in the third quarter 2020 increased 11% compared with the prior year of $1.2 billion. ADI Global Distribution segment revenue was $790 million, an increase of 11% compared with revenue of $714 million in the prior year primarily due to increased volume from project business. Products & Solutions segment revenue was $572 million, an increase of 12% compared with revenue of $512 million in the prior year due to positive demand trends across each of Products & Solutions’ primary end markets.

Gross profit margin for the third quarter 2020 was 27.2%, compared to 25.2% in the prior year. The increase was attributed to higher revenue and sourcing and productivity cost savings initiatives, partially offset by increased factory costs related to COVID-19 safety measures and unfavorable sales mix in both segments.

Resideo’s operating profit of $131 million in the third quarter 2020 compared to a prior year operating profit of $59 million. The operating profit reflects the improved gross profit and reduced SG&A expenses due to ongoing transformation and cost reduction programs. Net income for the third quarter 2020 was $75 million, or $0.60 per diluted common share, compared with $8 million, or $0.06 per diluted common share, in the prior year.

Adjusted EBITDA for the third quarter 2020 was $188 million, representing an increase of 65% compared with $114 million in the prior year. ADI Global Distribution segment Adjusted EBITDA increased from $48 million in the prior year to $52 million in the third quarter 2020, primarily due to higher revenue and cost savings actions, partially offset by lower gross margin and increased investment activity. Products & Solutions segment Adjusted EBITDA increased from $66 million in the prior year to $136 million in the third quarter 2020. The increase was the result of higher revenue, improved gross margin, transformation savings and COVID-19 related cost management actions.

[1]	Previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement cash payments (see Table 5 for description of change)

Year-to-Date 2020 Performance

Consolidated revenue for the nine months ended Sept. 26, 2020 was $3.6 billion, down 3% compared with consolidated revenue for the prior year of $3.7 billion. ADI Global Distribution segment revenue for the nine months ended Sept. 26, 2020 was $2.1 billion, an increase of 2% compared to the prior year. Products & Solutions segment revenue for the nine months ended Sept. 26, 2020 was $1.4 billion, a decrease of 10% compared with $1.6 billion for the prior year.

Gross profit margin for the nine months ended Sept. 26, 2020 was 24.9%, compared to 26.2% for the prior year. The decline in gross profit margin was the result of impacts from lower revenue in the Products & Solutions segment, unfavorable product mix across both segments and increased factory costs related to COVID-19 safety measures. These factors were partially offset by positive impacts from our ongoing transformation and cost savings programs and sourcing and productivity improvements.

Operating profit of $159 million for the nine months ended Sept. 26, 2020 decreased 15% compared to operating profit of $186 million for the prior year. For the nine months ended Sept. 26, 2020, the Company reported a net loss of $22 million, or negative $0.18 per diluted common share.

Consolidated Adjusted EBITDA of $350 million for the nine months ended Sept. 26, 2020 declined $13 million, or 4%, as compared to $363 million for the prior year. ADI Global Distribution segment Adjusted EBITDA for the nine months ended Sept. 26, 2020 of $126 million, represented an 11% decline from $141 million for the prior year. ADI Global Distribution segment Adjusted EBITDA was negatively impacted by lower volumes related to COVID-19 and unfavorable sales mix, partially offset by cost reduction actions and transformation programs. Products & Solutions segment Adjusted EBITDA for the nine months ended Sept. 26, 2020 of $224 million represented a 1% increase from $222 million for the prior year. Within the Products & Solutions segment, cost savings from transformation programs and various cost reduction initiatives offset lower revenue, unfavorable sales mix and increased factory operating costs attributable to COVID-19 employee safety measures.

Cash Flow and Liquidity

The Company reported net cash provided by operating activities of $21 million for the third quarter 2020, an increase of $54 million from the prior year. This improvement was primarily due to improved net income and an increase in accrued liabilities. At Sept. 26, 2020, Resideo had cash and cash equivalents of $260 million, total outstanding debt of $1.3 billion, and $200 million undrawn on a $350 million revolving credit facility.

On Oct. 30, 2020, the Company paid the previously deferred April 30, 2020, $35 million Honeywell Reimbursement Agreement payment and made the regularly scheduled Reimbursement Agreement payment of $35 million.

Outlook

The Company expects fourth quarter 2020 revenue to be in the range of $1.36 billion to $1.41 billion, operating profit in the range of $130 million to $140 million and Adjusted EBITDA in the range of $180 million to $190 million.

Management Remarks

“In the third quarter we delivered meaningful sequential and year-over-year revenue and profitability expansion across the business,” commented Jay Geldmacher, Resideo’s President and CEO. “Demand strengthened as the quarter progressed at ADI and across our Products & Solutions offerings. These results highlight Resideo’s strong position in the residential solutions market supported by the breadth of our product portfolio and distribution reach, unmatched relationships within the professional channel and leading positions in many of the product categories we serve.

“Our revenue performance and the progress with our ongoing transformation and cost reduction initiatives enabled us to strengthen our liquidity position, and in late October we made all outstanding Reimbursement Agreement payments to Honeywell. While we are closely monitoring our operations and supply chain for impacts related to the COVID-19 pandemic, we are encouraged by the strong demand trends we are seeing across our end markets as we close out 2020.”

Conference Call Details

The Company will hold a conference call with investors on Nov. 5, 2020, at 8:30 a.m. EST. To join the conference call, please dial 1-800-367-2403 (U.S., toll-free) or +1-334-777-6978 (international), with the conference title “Resideo Third Quarter 2020 Earnings” or the conference code 8408606. A replay of the conference call will be available from 12:30 p.m. EST Nov. 5, 2020, by dialing 1-888-203-1112 (U.S., toll-free) or +1-719-457-0820 (international). The access code for the replay is 8408606.

A real-time audio webcast of the earnings call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available for 30 days following the presentation.

About Resideo

Resideo is a leading global provider of critical comfort, residential thermal solutions and security solutions primarily in residential environments. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:

Investors:	Media:
Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Table 1: SUMMARY OF FINANCIAL RESULTS – SEGMENT

($ millions)

	3Q 2020	3Q 2019	% Change	YTD 2020	YTD 2019	% Change
Products & Solutions
Revenue (1)	572	512	12%	1,445	1,600	-10%
Segment Adjusted EBITDA	136	66	106%	224	222	1%

ADI Global Distribution
Revenue	790	714	11%	2,125	2,084	2%
Segment Adjusted EBITDA	52	48	8%	126	141	-11%

Total Company
Revenue	1,362	1,226	11%	3,570	3,684	-3%
Adjusted EBITDA (Non-GAAP) (2)(3)	188	114	65%	350	363	-4%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $102 million and $270 million for the three and nine months ended September 26, 2020, respectively, and $83 million and $228 million for the three and nine months ended September 28, 2019, respectively. ADI Global Distribution does not have any intersegment revenue.

(2)	Table 5 includes reconciliations of Non-GAAP measures.
(3)	Adjusted EBITDA was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). See Table 5 for description of change.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
	(Dollars in millions except share and per share data)
Net revenue	$1,362	$1,226	$3,570	$3,684
Cost of goods sold (1)	992	917	2,680	2,720

Gross profit (1)	370	309	890	964
Selling, general and administrative expenses (1)	239	250	731	778

Operating profit	131	59	159	186
Other expense, net	35	35	106	54
Interest expense	14	16	49	51

Income before taxes	82	8	4	81
Tax expense	7	—	26	36

Net income (loss)	$75	$8	$(22)	$45

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	123,421	122,770	123,194	122,681
Diluted	125,235	123,244	123,194	123,404
Earnings (loss) Per Share
Basic	$0.61	$0.07	$(0.18)	$0.37
Diluted	$0.60	$0.06	$(0.18)	$0.36

1)

On January 1, 2020, the Company changed its classification of research and development expenses in the Consolidated Interim Statements of Operations from Cost of goods sold to Selling, general and administrative expenses, such that research and development expenses are excluded from the calculation of Gross profit. The impact on the three and nine months ended September 28, 2019 in the Consolidated Interim Statement of Operations is a reduction of Cost of goods sold, an increase in Gross profit and an increase in Selling, general and administrative expenses of $20 million and $66 million, respectively. This reclassification had no effect on the previously reported Net (loss) income or the Company’s Consolidated Interim Statements of Comprehensive (loss) income, Consolidated Interim Statements of Cash Flows, or Consolidated Interim Balance Sheets.

Table 3: CONSOLIDATED INTERIM BALANCE SHEETS (UNAUDITED)

	September 26,	December 31,
	2020	2019
	(Dollars in millions, shares in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$260	$122
Accounts receivable – net	884	817
Inventories – net	618	671
Other current assets	161	175

Total current assets	1,923	1,785
Property, plant and equipment – net	311	316
Goodwill	2,657	2,642
Other assets	378	385

Total assets	$5,269	$5,128

LIABILITIES
Current liabilities:
Accounts payable	$858	$920
Current maturities of debt	181	22
Accrued liabilities	606	552

Total current liabilities	1,645	1,494
Long-term debt	1,141	1,158
Obligations payable under Indemnification Agreements	586	594
Other liabilities	292	280
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 124,324 and 123,443 shares issued and outstanding as of September 26, 2020, 123,488 and 122,873 shares issued and outstanding as of December 31, 2019, respectively	—	—
Additional paid-in capital	1,782	1,761
Treasury stock, at cost	(5)	(3)
Retained earnings	16	38
Accumulated other comprehensive (loss)	(188)	(194)

Total equity	1,605	1,602

Total liabilities and equity	$5,269	$5,128

Table 4: CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 26,	September 28,
	2020	2019
	(Dollars in millions)
Cash flows provided by (used for) operating activities:
Net (loss) income	$(22)	$45
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation and amortization	64	55
Restructuring charges, net of payments	4	12
Stock compensation expense	21	22
Other	20	10
Changes in assets and liabilities:
Accounts receivable	(64)	(27)
Inventories – net	64	(109)
Other current assets	15	(13)
Accounts payable	(62)	(23)
Accrued liabilities	48	(6)
Obligations payable under Indemnification Agreements	(8)	(49)
Other	12	13

Net cash provided by (used for) operating activities	92	(70)

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(50)	(66)
Cash paid for acquisitions, net of cash acquired	(35)	(17)

Net cash used for investing activities	(85)	(83)

Cash flows provided by financing activities:
Net proceeds from revolving credit facility	150	60
Repayment of long-term debt	(11)	(11)
Non-operating obligations paid to Honeywell, net	(2)	(24)
Tax payments related to stock vestings	(2)	(3)

Net cash provided by financing activities	135	22

Effect of foreign exchange rate changes on cash and cash equivalents	(4)	(2)

Net increase (decrease) in cash and cash equivalents	138	(133)
Cash and cash equivalents at beginning of period	122	265

Cash and cash equivalents at end of period	$260	$132

Table 5: RECONCILIATION OF NET (LOSS) INCOME (UNAUDITED) TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
	(Dollars in millions except share and per share data)
Reconciliation of Net income (loss) to Adjusted EBITDA (Non-GAAP)
Net income (loss)	$75	$8	$(22)	$45
Net interest expense	14	16	48	49
Tax expense	7	—	26	36
Depreciation and amortization	22	19	64	55
Reimbursement Agreement expense (1)	38	35	107	57
Stock compensation expense (2)	7	8	21	22
Restructuring charges	7	9	27	34
Other (3)	18	19	79	65

Adjusted EBITDA (Non-GAAP)(4)	$188	$114	$350	$363

(1)

Represents recorded expenses / gains related to the Honeywell reimbursement agreement. Pursuant to the Honeywell reimbursement agreement, we are responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments are subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum). Such amounts are recorded in net income when they are probable and reasonably estimable. The cash payments under the Honeywell reimbursement agreement for the three and nine months ended September 26, 2020 are $35 and $70 million, respectively, and for the three and nine months ended September 28, 2019 are $35 million and $105 million, respectively.

(2)	Stock compensation expense adjustment includes only non-cash expenses.
(3)

For the three and nine months ended September 26, 2020, Other represents $9 million and $36 million of items related to the Spin-Off, $12 million and $41 million of consulting and other fees related to transformation programs, ($3) million and $1 of non-operating (income) expense adjustment which excludes net interest (income), and $0 and $1 million acquisition-related expenses and $1 million and $1 million of environmental expenses, respectively. For the three and nine months ended September 28, 2019, Other represents $19 million and $53 million of items related to the Spin-Off, $0 million and $13 million related to developments on legal claims that arose prior to Spin-Off, and $0 and ($1) million in non-operating (income) expense adjustment which excludes net interest (income).

(4)

Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). The change in presentation was made to more accurately reflect the underlying performance indicators of the business in Adjusted net income and Adjusted EBITDA. The Honeywell reimbursement agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Honeywell reimbursement agreement are recorded in net income are based on when such amounts become probable and reasonably estimable, which will not align with the significant variability in the timing of when the actual cash payment is made.

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, including the timing for our ability to reopen any facilities that have been or may be closed and/or to ramp up operations at such facilities and meet related customer demand, and (D) the impact of employee salary reductions, furloughs and other actions we have taken or may take in response to the COVID-19 pandemic, (2) our ability to continue discussions and reach agreement with Honeywell with respect to modifications to some of the agreements that govern our relationship, and any potential disputes that have arisen or may hereafter arise with Honeywell if we are unable to reach such agreement, and (3) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 26, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the outlook regarding fourth quarter 2020, (ii) the impact of the COVID-19 pandemic on our business and operations, (iii) the progress and results of, and our ability to implement the opportunities identified in our previously announced comprehensive financial and operational review, including whether the implementation of the financial and operational review will provide meaningful financial benefits in 2020, 2021, 2022 and beyond, (iv) our ability to address issues that impacted our performance in 2019, including our ability to redesign our product introduction process, enhance our value engineering and cost reduction initiative for existing product platforms, and enhance our product management capabilities, (vi) our ability to timely and adequately execute on anticipated new product launches, including the Pro Series launch, and (vii) the impact of the class action litigation and derivative shareholder litigation commenced against Resideo and certain of its current and former directors and executive officers. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

Non-GAAP Financial Measures

This release includes Adjusted EBITDA which is not compliant with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are adjusted for certain items as reflected in Table 5 above and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provide useful additional information relating to our operations and financial condition. This metric should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Refer to Table 5 above in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. We believe Adjusted EBITDA is a relevant indicator of operating performance. It should be read in connection with our financial statements presented in accordance with GAAP.

A reconciliation of Adjusted EBITDA to the corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the impact and timing on future operating results arising from items excluded from these measures, particularly environmental expense, Honeywell reimbursement agreement expense, stock compensation expense, restructuring expense and other non-operating expense (income).

Adjusted EBITDA (Non-GAAP) was previously presented as Adjusted EBITDA excluding Honeywell reimbursement agreement payments (Non-GAAP). The change in presentation was made beginning with our first quarter 2020 results to more accurately reflect the underlying performance indicators of the business in Adjusted EBITDA. The Honeywell reimbursement agreement cash payments are a liquidity measure and will be included within the cash flow and liquidity discussions. Management believes that this presentation more clearly presents underlying operations as the amounts related to the Honeywell reimbursement agreement are recorded in net income are based on when such amounts become probable and reasonably estimable.

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